Exhibit 10.2

EXHIBIT B

ROANOKE ELECTRIC STEEL CORPORATION

ANNUAL MANAGEMENT INCENTIVE PLAN

1. Purpose. The Roanoke Electric Steel Corporation Annual Management Incentive Plan (the “Plan”) is intended to advance the interests of Roanoke Electric Steel Corporation, a Virginia corporation (hereinafter the “Company”), and increase shareholder value providing annual incentive awards in order to motivate executive officers and key employees of the Company and its Subsidiaries to perform to the best of their abilities, to attain performance goals relating to the performance, growth, profitability and success of the Company and its Subsidiaries and to encourage such individuals to remain in the employ of the Company or a Subsidiary, as applicable. The Plan is intended to permit the grant of Awards that qualify as performance-based compensation under Section 162(m) of the Code.

2. Definitions. In this Plan document, unless the context clearly indicates otherwise, words in the masculine gender shall be deemed to include a reference to the female gender, any term used in the singular also shall refer to the plural, and the following terms, when capitalized, shall have the meaning set forth in this Section 2 unless a different meaning is plainly required by the context:

(a) “Award” means, as to any Performance Year, a potential cash benefit payable or cash benefit paid to a person in accordance with the terms and conditions of the Plan

(b) “Beneficiary” means the person or persons designated in writing by the Grantee as his beneficiary in respect of an Award; or, in the absence of an effective designation or if the designated person or persons predecease the Grantee, the Grantee’s Beneficiary shall be the person or persons who acquire by bequest or inheritance the Grantee’s rights in respect of an Award. In order to be effective, a Grantee’s designation of a Beneficiary must be on file with the Company before the Grantee’s death. Any such designation may be revoked and a new designation substituted therefor at any time before the Grantee’s death.

(c) “Board of Directors” or “Board” means the Board of Directors of the Company.

(d) “Change in Control” means the occurrence of any of the following events:

(i) any Person becomes the “beneficial owner” (as defined in Rule 13d-3 or Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the “Act”)), directly or indirectly, of 20% or more of the combined voting power of the Company’s then outstanding voting securities;

(ii) the Incumbent Board ceases for any reason to constitute at least the majority of the Board; provided, however, that any person becoming a director subsequent to the effective date of the Plan (as set forth in Section 19) whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least 75% of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (ii), considered as though such person were a member of the Incumbent Board;

(iii) all or substantially all of the assets of the Company are sold, transferred or conveyed and the transferee of such assets is not controlled by the Company (control meaning the ownership of more than 51% of the combined voting power of such entity’s then outstanding voting securities); or

(iv) the Company is reorganized, merged or consolidated, and the shareholders of the Company immediately prior to such reorganization, merger or consolidation own in the aggregate 51% or less of the outstanding voting securities of the surviving or resulting corporation or entity from such reorganization, merger or consolidation.

Notwithstanding anything in the foregoing to the contrary, no Change in Control shall be deemed to have occurred with respect to a Participant by virtue of any transaction (i) which results in the Participant or a group of Persons which includes the Participant, acquiring, directly or indirectly, 20% or more of the combined voting power of the Company’s then outstanding voting securities; or (ii) which results in the Company, any subsidiary or any profit-sharing plan, employee stock ownership plan or employee benefit plan of the Company or any subsidiary (or any trustee of or fiduciary with respect to any such plan acting in such capacity) acquiring, directly or indirectly, 20% or more of the combined voting power of the Company’s then outstanding voting securities. For purposes of this section, the term “Incumbent Board” means the individuals who constitute the Board as of the effective date of the Plan (as described in Section 19), and the term “Person” has the meaning assigned to that term in Sections 3(a)(9) and 13(d)(3) of the Act.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f) “Committee” means the Compensation Committee of the Board. Each member of the Committee shall satisfy such applicable requirements as may be established by the NASDAQ Stock Market. In addition, if any member of the Compensation Committee does not qualify as an outside director for purposes of Section 162(m) of the Code or as an independent director for purposes of the requirements established by the NASDAQ Stock Market, if applicable, the other members (if at least two) shall be deemed the Compensation Committee for purposes of the Plan.

(g) “Company” means Roanoke Electric Steel Corporation.

(h) “Covered Executive” means an individual who is determined by the Committee to be reasonably likely to be a “covered employee” under Section 162(m) of the Code as of the end of the Company’s taxable year for which an Award to the individual will be deductible and whose Award would exceed the deductibility limits under Section 162(m) if such Award is not Performance-Based Compensation.

(i) “Disability” or “Disabled” means having a total and permanent disability as defined in Section 22(e) (3) of the Code.

(j) “Grantee” means an executive officer or key employee of the Company or a Subsidiary to whom an Award has been granted under the Plan.

(k) “Performance Objective” means the goal or goals identified by the Committee that will result in an Award if the target for the Performance Year is satisfied.

(l) “Performance Year” means the fiscal year beginning November 1 and ending October 31.

(m) “Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations thereunder.

(n) “Plan” means this Roanoke Electric Steel Corporation Annual Management Incentive Plan, as set forth herein and as amended from time to time.

(o) “Retirement” means retirement as defined under the Roanoke Electric Steel Corporation Employees’ Profit Sharing Plan, as amended from time to time.

(p) “Shares” means shares of Common Stock of the Company.

(q) “Subsidiary” means a corporation, association, partnership, limited liability company, joint venture, business trust, organization, or business of which the Company directly or indirectly through one or more intermediaries owns at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally in the election of directors or other managers of the entity.

3. Administration.

(a) The Plan shall be administered by the Committee. The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to select the persons to be granted Awards under the Plan, to determine the time when Awards will be granted, to determine whether performance objectives and other conditions for earning Awards have been met, to determine whether Awards will be paid at the end of the Performance Year or deferred to a later date, and to determine whether an Award or payment of an Award should be reduced or eliminated; provided, however, that the Committee does not have the power to increase the amount otherwise payable under an Award to a Covered Executive The Committee shall have the authority to construe and interpret the Plan (except as otherwise provided herein) and any agreement or other document relating to any Award under the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto. The Committee is authorized, subject to the remaining provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Awards granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all persons participating in the Plan and their legal representatives.

(b) The Committee may not delegate to any individual the authority to make determinations concerning that individual’s own Awards, or the Awards of any Covered Executive. Except as provided in the preceding sentence, the Committee may delegate to one or more of its members authority (i) to select key employees to receive Awards under the Plan, and (ii) to make all other determinations in respect of such Awards. In addition, the Committee may delegate to an officer or officers of the Company such administrative duties as it deems advisable and such officer(s) may have the authority to execute and distribute agreements or other documents evidencing Awards granted by the Committee under the Plan, to maintain records relating to Awards and to take such other actions as the Committee may specify, provided that in no case shall any such officer or officer(s) be authorized to grant Awards under the Plan. References herein to the Committee shall include any delegate described under this paragraph and any action taken by such delegate within the scope of his delegation shall be deemed for all purposes to have been taken by the Committee, except where the context or the regulations under Code Section 162(m) otherwise require.

(c) The Committee, or any person to whom it has delegated duties as described herein, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan (including such legal or other counsel, consultants, and agents as it may deem desirable for the administration of the Plan) and may rely upon any opinion or computation received from any such counsel, consultant, or agent. Expenses incurred in the engagement of such counsel, consultant, or agent shall be paid by the Company.

(d) A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

4. Eligibility. The Committee may grant Awards under the Plan to executive officers and other employees of the Company whom the Committee determines to have contributed or who can be expected to contribute significantly to the Company or any subsidiary of the Company shall be eligible to receive Awards under the Plan. The Committee shall have the power and complete discretion, as exercised pursuant to Section 3, to select eligible executive officers and employees to receive Awards and to determine for each recipient the amount of the Award and whether all or part of it may be granted all or in part as Shares.

5. Awards, Limitations on Awards.

(a) Each Award granted under the Plan shall represent an amount payable in cash by the Company to the Grantee upon achievement of one or more or a combination of Performance Objectives in a Performance Year, subject to all other terms and conditions of the Plan and to such other terms and conditions as may be specified by the Committee. The grant of Awards under the Plan to Covered Executives shall be evidenced by Award letters in a form approved by the Committee from time to time which shall contain the terms and conditions, as determined by the Committee, of a Grantee’s Award; provided, however, that in the event of any conflict between the provisions of the Plan and any Award letters, the provisions of the Plan shall prevail. An Award shall be determined by multiplying the Grantee’s target percentage of base salary with respect to a Performance Year by percentages based on applicable factors and the achievement of Performance Objectives, subject to the discretion of the Committee as provided in Section 6 hereof.

(b) Notwithstanding anything in the Plan to the contrary, the maximum amount of an Award granted to any one Grantee in respect of a Performance Year shall not exceed $2.0 million. This maximum amount limitation shall be measured at the time of settlement of an Award under Section 7.

(c) Annual Performance Objectives shall be based on the performance of the Company, one or more of its Subsidiaries or affiliates, one or more of its units or divisions and/or the individual for the Performance Year. The Committee shall use one or more of the following business criteria to establish Performance Objectives for Grantees who are Covered Executives: total shareholder return, revenue, gross profit, EBITDA (earnings before interest, taxes, depreciation and amortization), EBIT (earnings before interest and taxes), operating income, pre-tax earnings, net operating profit after taxes, net income, earnings per share, gross margin, operating margin, net margin, operating cash flow, free cash flow, return on assets, return on invested capital and return on equity. The Performance Objective for any Covered Executive shall be sufficiently specific that a third party having knowledge of the relevant facts could determine whether the objective is met; and the outcome under the Performance Objective shall be substantially uncertain when the Committee establishes the objective. In the case of a Grantee who is not a Covered Executive, the Committee may establish Performance Objectives using the criteria listed above in this Section 5(c), or the Committee may use any other measure of performance that it shall approve in its discretion.

6. Grant of Awards; Determination of Amounts Payable.

(a) The Committee shall grant Awards to any Grantees who are Covered Executives not later than 90 days after the commencement of the Performance Year. If a Covered Executive is initially employed by the Company or a Subsidiary after the beginning of a Performance Year, the Committee may grant an Award to that Covered Executive with respect to a period of service following the Covered Executive’s date of hire, provided that no more than 25% of the relevant service period has elapsed when the Committee grants the Award and the Performance Objective otherwise satisfies the requirements applicable to Covered Executives. The Committee may select Grantees other than Covered Executives for participation in the Plan and may grant Awards to such Grantees at such times as the Committee may determine. In granting an Award, the Committee shall establish the terms of the Award, including the Performance Objective and the maximum amount that will be paid (subject to the limit in Section 5) if the Performance Objective is achieved. The Committee may establish different payment levels under an Award based on different levels of achievement under the Performance Objective.

(b) After the end of each Performance Year, the Committee shall determine the amount payable to each Grantee in settlement of the Grantee’s Award for the Performance Year. The Committee, in its discretion, may reduce the maximum payment established when the Award was granted, or may determine to make no payment under the Award. The Committee, in its discretion, may increase the amount payable under the Award (but not to an amount greater than the limit in Section 5) to a Grantee who is not a Covered Executive. The Committee shall not, however, have the power to increase the amount otherwise payable under any Award to a Covered Executive. The Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m) of the Code, prior to the settlement of each Award granted to a Covered Executive, that the Performance Objectives and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

(c) The Committee may adjust or modify Awards or terms of Awards (1) in recognition of unusual or nonrecurring events affecting the Company or any business unit, or the financial statements or results thereof, or in response to changes in applicable laws (including tax, disclosure, and other laws), regulations, accounting principles, or other circumstances deemed relevant by the Committee, (2) with respect to any Grantee whose position or duties with the Company change during a Performance Year, or (3) with respect to any person who first becomes a Grantee after the first day of the Performance Year; provided, however, that no adjustment to an Award granted to a Covered Executive shall be authorized or made if, and to the extent that, such authorization or the making of such adjustment would contravene the requirements applicable to Performance-Based Compensation. Without limiting the Committee’s authority under other provisions of the Plan, but subject to express limitations of the Plan including the one in Section 9, the Committee shall have the authority, in its discretion, to accelerate an Award (after the attainment of the applicable Performance Objectives, and to waive restrictive conditions for an Award (including any forfeiture conditions, but not Performance Objectives), in such circumstances the Committee deems appropriate, subject to the conditions of Section 9 as to any Award that is intended to comply with the requirements of Code Section 162(m). In the case of any acceleration of an Award after the attainment of the applicable Performance Objectives, the amount payable shall be discounted to its present value using an interest rate equal to Moody’s Average Corporate Bond Yield for the month preceding the month in which such acceleration occurs.

7. Settlement of Awards.

(a) Except as provided in this Section 7, each Grantee shall receive payment of a cash lump sum in settlement of his or her Award, in the amount determined in accordance with Section 6, as promptly as practicable following the time such determination in respect thereof has been reached by the Committee. No Award to a Covered Executive shall be settled until the shareholders of the Company have approved the Plan in a manner that satisfies the requirements of Section 162(m) of the Code.

(b) Each Grantee shall have the right to defer his or her receipt of part or all of any payment due in settlement of an Award under and in accordance with the terms and conditions of any deferred compensation plan or arrangement of the Company unless otherwise specified by the Committee.

8. Termination of Employment; Change in Control.

(a) Except as otherwise provided in any written agreement between the Company and a Grantee, upon a Grantee’s death, Disability, Retirement, or termination of employment without cause (as determined by the Committee in its sole discretion) prior to the end of a Performance Year (other than a Performance Year in which a Change of Control occurs), the Committee shall determine, in its sole discretion and in such manner as it may deem reasonable, subject to Section 9, the extent to which the Performance Objectives for the Performance Year or portion thereof completed at the date of cessation of employment have been achieved, and the amount payable in settlement of the Award based on such determinations. The Committee may base such determination on the performance achieved for the full year, in which case its determination may be deferred until following the Performance Year. Such determinations shall be set forth in a written certification, as specified in Section 6. Such Grantee or his or her Beneficiary shall be entitled to receive settlement of such Award at the earliest time such payment may be made without causing the payment to fail to be deductible by the Company under Section 162(m) of the Code.

(b) In the event of a Change in Control during a given Performance Year (the “Affected Performance Year”) then such Grantee shall receive, promptly after the date of such Change in Control, an award for the Affective Performance Year as if the Performance Objectives for such Performance Year had been achieved at 100%.

9. Status of Awards Under Section 162(m). It is the intent of the Company that Awards granted to Covered Executives shall constitute Performance-Based Compensation, if at the time of settlement the Grantee remains a Covered Executive. Accordingly, the Plan shall be interpreted in a manner consistent with Section 162(m) of the Code and the regulations thereunder. If any provision of the Plan relating to a Covered Executive or any Award letter evidencing an Award to a Covered Executive does not comply with, or is inconsistent with, the provisions of Section 162(m)(4)(C) of the Code or the regulations thereunder (including Treasury Regulation Section 1.162-27(e)) for Performance-Based Compensation, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

10. Transferability. Awards and any other benefit payable under, or interest in, this Plan are not transferable by a Grantee except upon a Grantee’s death by will or the laws of descent and distribution, and shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such attempted action shall be void.

11. Withholding. All payments relating to an Award, whether at settlement or resulting from any further deferral or issuance of an Award under another plan of the Company in settlement of the Award, shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements.

12. Tenure. A Grantee’s right, if any, to continue to serve the Company as a Covered Executive, officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a Grantee or any other event under the Plan.

13. No Rights to Participate or Settlement. Nothing in the Plan shall be deemed to give any eligible employee any right to participate in the Plan except upon determination of the Committee. Until the Committee has determined to settle an Award under Section 7, a Grantee’s selection to participate, the grant of an Award, and other events under the Plan shall not be construed as a commitment that any Award will be settled under the Plan. The foregoing notwithstanding, the Committee may authorize legal commitments with respect to Awards under the terms of an employment agreement or other agreement with a Grantee, to the extent of the Committee’s authority under the Plan, including commitments that limit the Committee’s future discretion under the Plan, but in all cases subject to Section 9.

14. Unfunded Plan. Grantees shall have no right, title, or interest whatsoever in or to any specific assets of the Company, or to any investments that the Company may make to aid in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Grantee, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company. The Company shall not be required to establish any special or separate fund, or to segregate any assets, to assure payment of such amounts. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

15. Other Compensatory Plans and Arrangements. Nothing in the Plan shall preclude any Grantee from participation in any other compensation or benefit plan of the Company or its Subsidiaries. The adoption of the Plan and the grant of Awards hereunder shall not preclude the Company or any Subsidiary from paying any other compensation apart from the Plan, including compensation for services or in respect of performance in a Performance Year for which an Award has been made. If an Award to a Covered Executive may not be settled under the terms of the Plan, however (for example, because the Covered Executive has not achieved the Performance Objective or because shareholders have not approved the Plan), neither the Company nor a Subsidiary may pay any part of the Award to the Covered Executive outside the Plan.

16. Absence of Liability. A member of the Board of Directors or a member of the Committee or any officer of the Company shall not be liable for any act or inaction hereunder, whether of commission or omission.

17. Amendment and Termination of Plan. The Board may amend the Plan from time to time (either retroactively or prospectively), and may suspend or terminate the Plan at any time, provided that any such action shall be subject to shareholder approval if and to the extent required under the Code or by the NASDAQ Stock Market, shareholders must approve amendments that (i) would modify the requirements as to eligibility for participation in the Plan or (ii) materially increase the benefits accruing to eligible persons under the Plan, or expand the types of Awards provided under the Plan. Notwithstanding the foregoing, the Board may unilaterally amend the Plan and the types of Awards as it deems appropriate to ensure compliance with any requirements established by the NASDAQ Stock Market, if applicable, and to cause the Plan and any Awards to meet the requirements of the Code and regulations and other interpretation and guidance issued thereunder, including but not limited to Code section 409A.

18. Governing Law. The Plan, Awards granted hereunder, and actions taken in connection herewith shall be interpreted and construed in accordance with the laws of the Commonwealth of Virginia (regardless of the law that might otherwise govern under applicable Virginia principles of conflict of laws), and applicable federal law.

19. Effective Date. The Plan shall be effective as of November 1, 2004; provided, however, that the Plan shall be subject to approval of the shareholders of the Company at an annual meeting or any special meeting of stockholders of the Company before settlement of Awards for the 2005 Performance Year so that compensation will qualify as Performance-Based Compensation. In addition, the Board may determine to submit the Plan to shareholders for reapproval at such time, if any, required in order that compensation under the Plan shall qualify as Performance-Based Compensation.

20. General Provisions.

(a) All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows (i) if to the Company—at the principal business address of the Company to the attention of the Corporate Secretary of the company; and (ii) if to any Grantee—at the last address of the Grantee known to the sender at the time the notice or other communication is sent.

(b) The adoption of the Plan shall not affect any other compensation plans in effect for the company or any subsidiary of the Company, nor shall the Plan preclude the Company from establishing any other forms of compensation for employees of the Company or any subsidiary of the Company.

(c) The Plan shall be binding upon the Corporation, its successors and assigns, and the Grantee, his executor, administrator and permitted transferees and beneficiaries.